LP-2	Amendment to Certificate of Limited Partnership (LP)

To change information of record for your LP, fill out this form, and submit for filing along with:
-	A $30 filing fee.

-	A separate, non-refundable $15 service fee also must be included, if you drop off the completed form
Items 3-7: Only fill out the information that is changing. Attach extra pages if you need more space or need to include any other matters.
For questions about this form, go to www.sos.ca.gov/business/be/filing-tips.htm

1.	LP’s File No. (issued by CA Secretary of State) 199502500015

2. LP’s Exact Name. (on file with CA Secretary of State) Invesco Van Kampen Exchange Fund, a California Limited Partnership

New LP Name
Invesco Exchange Fund, a California Limited Partnership

3. Proposed New LP Name	The new LP name must end with: “Limited Partnership,” “LP,” or “L.P.,” and may not contain “bank,” “insurance,” “trust,” “trustee,”“incorporated,” “Inc.,” “corporation,” or “corp.”

New LP Addresses

4.	a.

		Street Address of Designated Office in CA	City (no abbreviations)	State	Zip
b.

		Mailing Address of LP, if different from 4a	City (no abbreviations)	State	Zip

New Agent/Address for Service of Process (The agent must be a CA resident or qualified 1505 corporation in CA)
5.	a.

Agent’s Name

	b.			CA

	Agent’s Street Address (if agent is not a corporation)		City (no abbreviations)	State	Zip

General Partner Changes
6.	a: New general partner: see attached

		Name Address	City (no abbreviations)	State	Zip
	b. Address Change:	see attached

		Name Address	City (no abbreviations)	State	Zip

	c. Name change:	Old name:	New name:

d. Name of dissociated general partner: see attached

Dissolved LP (Either check box a or check box b and complete the information. Note: To terminate the LP, also file a Certificate of Cancellation (Form LP-4/7), available at www.sos.ca.gov/business/be/forms.htm.)
7.	a. ☐ The LP is dissolved and wrapping up its affairs.
b. ☐ The LP is dissolved and has no general partners. The following person has been appointed to wrap up the affairs of the LP.

	Name	Address	City (no abbreviations)	State	Zip
Read and sign below: This form must be signed by (1) at least one general partner; (2) by each person listed in item 6a: and
(3) by each person listed in item 6d if that person has not filed a Certificate of Dissocation (Form LP-101). If item 7b is checked, the person listed must sign. If a trust association, attorney-in-fact, or any other person not listed above is signing, go to the www.sos.ca.gov/business/be/filing-tips.htm for more information. If you need more space, attach extra pages that are 1-sided and on standard letter-sized paper (8 1/2” x 11”). All attachments are part of this amendment. Signing this document affirms under penalty of perjury that the stated facts are true.

/s/ Wayne W. Whalen	Wayne W. Whalen	August 2, 2013

Sign here
	Print your name here	Date
see attached

Sign here	Print your name here	Date

Make check/money order payable to: Secretary of State Upon filing, we will return one (1) undertified copy of your filed document for free, and will certify the copy upon request and payment of a $5.00 certification fee	By Mail Secretary of State Business Entities, P.O. Box 944225 Sacramento, CA 94244-2250	Drop-off Secretary of State 1500 11th Street, 3rd Floor Sacramento, CA 95814